Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-80657, No. 33-90464, No. 333-15043, No. 333-64185, No. 33-85004, No. 33-97756, No. 33-99046, No. 33-97754, No. 333-30427, No. 333-50526, No. 333-58272, and No. 333-104262) on Form S-8 of PSS World Medical, Inc. of our reports dated June 8, 2005, with respect to the consolidated balance sheets of PSS World Medical, Inc. and subsidiaries as of April 1, 2005 and April 2, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 1, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 1, 2005 and the effectiveness of internal control over financial reporting as of April 1, 2005 which reports appear in the April 1, 2005, annual report on Form 10-K of PSS World Medical, Inc.

Our report refers to the adoption of Emerging Issues Task Force No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, effective November 21, 2002.

KPMG LLP

Jacksonville, Florida

June 13, 2005